Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the Third Quarter of Fiscal 2018 and
Declares Quarterly Cash Dividend

Union City, California – January 25, 2018 - Abaxis, Inc. (Nasdaq: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the third fiscal quarter ended December 31, 2017.

Third quarter results include:
•	Revenues of $59.7 million, up 13% over last year’s comparable quarter.
•
Diluted net income per share of $0.18, compared to $0.30 in last year’s comparable quarter. Diluted net income per share for the third quarter of fiscal 2018 includes the effect of a one-time non-cash charge of $2.9 million as a result of the Tax Cuts and Jobs Act (“TCJA”) enacted on December 22, 2017. Excluding the effect of this non-cash charge, non-GAAP diluted net income per share was $0.31 for the third quarter of fiscal 2018.

Revenues highlights:
•	Medical market revenues of $10.2 million, up 18% over last year’s comparable quarter.
•	Veterinary market revenues of $48.4 million, up 12% over last year’s comparable quarter.
•
Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges, rapid tests and urinalysis tests, of $45.5 million, up 13% over last year’s comparable quarter.

•	Total medical and veterinary reagent disc revenues of $31.9 million, up 13% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 2.6 million units, up 13% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $10.5 million, up 12% over last year’s comparable quarter.
Total medical and veterinary instrument sales of 2,836 units, compared to 1,385 units in last year’s comparable quarter.
•	North America revenues of $46.4 million, up 12% over last year’s comparable quarter.
•	International revenues of $13.2 million, up 18% over last year’s comparable quarter.

Other financial highlights:
•	Gross profit of $32.2 million, compared to $29.4 million, in last year’s comparable quarter.
•	Cash, cash equivalents and investments as of December 31, 2017 of $185.0 million.
•	Abaxis paid dividends of $3.6 million, or $0.16 per share, during the third quarter of fiscal 2018.

Management Discussion

Clint Severson, chairman and chief executive officer of Abaxis, said, “We are very pleased to achieve revenues of $59.7 million in the third quarter, an increase of 13% compared to the same period last year. Driven by a strong growth in instrument and consumable sales during the third quarter, revenues in our medical and veterinary market segments increased by 18% and 12%, respectively, compared to the same period last year. Year-over-year revenue growth of medical and veterinary reagent discs was 17% and 12%, respectively, in the third quarter, over the same period last year.”

Mr. Severson continued, “Our new VetScan UA, a urine chemistry analyzer, had a tremendous launch, as we sold over 1,300 instruments since its introduction in late September 2017. Additionally, during the third quarter of fiscal 2018, we placed over 100 units of the VetScan FUSE, a bi-directional connectivity system that provides integration between Abaxis point-of-care analyzers and veterinary practice management systems worldwide.

“We are excited about our outlook for the fourth quarter of fiscal 2018 based on our expectations for growth in the core business and several important new product launches. For example, we plan to launch our new urine sediment analyzer which targets a large veterinary market segment later this quarter. Furthermore, the USDA, Center for Veterinary Biologics, recently approved our VetScan FLEX4 Rapid Test, a combination test for heartworm, lyme, ehrlichia and anaplasma. We are excited to introduce and sell this product to veterinarians at the VMX conference in early February 2018.”

Mr. Severson concluded, “Looking to the future, we anticipate making additional investments in new product development. With our focus on innovation and an expanding field sales force we are optimistic about our future.”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly cash dividend of $0.16 per share of common stock, to be paid on March 15, 2018, to all shareholders of record as of the close of business on March 1, 2018.

Results of Operations

Quarterly Results

For the fiscal quarter ended December 31, 2017, Abaxis reported revenues of $59.7 million, as compared with revenues of $52.8 million for the comparable period last year. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers, i‑STAT analyzers and urinalysis instruments, increased by $1.1 million, or 12%, compared to the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges, rapid tests and urinalysis tests, increased by $5.1 million, or 13%, over the same period last year.

Abaxis reported income from continuing operations before income tax provision of $9.5 million and net income from continuing operations of $4.2 million for the fiscal quarter ended December 31, 2017, compared to $10.8 million and $6.9 million for the fiscal quarter ended December 31, 2016, respectively.

Abaxis’ effective tax rate in the fiscal quarter ended December 31, 2017 was 55%, compared to 36% for the same period last year. During the third quarter of fiscal 2018, Abaxis recorded a one-time non-cash charge of $2.9 million due to a reduction in deferred tax assets as a result of the reduction of the federal tax rate from 35% to 21% effective January 1, 2018.

Abaxis reported diluted net income per share of $0.18 (calculated based on 23,044,000 shares) for the fiscal quarter ended December 31, 2017, compared to $0.30 per share (calculated based on 22,789,000 shares) for the same period last year. Excluding the effect of the non-cash charge of $2.9 million, non-GAAP diluted net income per share was $0.31 for the third quarter of fiscal 2018.

Nine-Month Results

For the nine-month period ended December 31, 2017, Abaxis reported revenues of $176.8 million, as compared with revenues of $169.0 million for the comparable period last year. Revenues from instruments sales decreased by $0.9 million, or 3%, compared to the same period last year. Revenues from consumables sales increased by $7.3 million, or 6%, over the same period last year.

Abaxis reported income from continuing operations before income tax provision of $29.4 million and net income from continuing operations of $17.2 million for the nine-month period ended December 31, 2017, compared to $39.5 million and $25.2 million for the nine-month period ended December 31, 2016, respectively. Abaxis’ effective tax rate in the nine-month period ended December 31, 2017 was 42%, compared to 36% for the same period last year. During the nine-month period ended December 31, 2017, Abaxis recorded a one-time non-cash charge of $2.9 million due to a reduction in deferred tax assets as a result of the reduction of the federal tax rate from 35% to 21% effective January 1, 2018.

Abaxis reported diluted net income per share of $0.75 (calculated based on 23,021,000 shares) for the fiscal period ended December 31, 2017, compared to $1.11 per share (calculated based on 22,753,000 shares) for the same period last year. Excluding the effect of the non-cash charge of $2.9 million, non-GAAP diluted net income per share was $0.87 for the nine month period ended December 31, 2017.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during the three months ended December 31, 2017 and 2016 was $3.6 million and $2.4 million, respectively. Abaxis paid $3.6 million in cash dividends to shareholders during the third quarter of fiscal 2018.

Following the recent enactment of the TCJA on December 22, 2017, Abaxis expects its effective income tax rate to decline by 200 to 300 basis points in fiscal 2018 compared to fiscal 2017, excluding a one-time non-cash charge described above. Abaxis estimates its effective income tax rate in fiscal 2019 will be lower by 1,000 to 1,200 basis points compared to fiscal 2017. The actual impact of the TCJA on the Company’s effective income tax rates may differ from the estimates due to changes in interpretations and assumptions made by the Company. The Company anticipates subsequent regulations associated with the TCJA will be forthcoming and will continue to analyze the tax legislation to determine the full effects of the new law on Abaxis’ consolidated financial statements.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, January 25, 2018. Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10116166, through February 1, 2018. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Non-GAAP Financial Measure

To supplement the financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), Abaxis uses the non-GAAP financial measure of non-GAAP diluted net income per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Abaxis defines non-GAAP diluted net income per share as net income per share on a diluted basis excluding from net income the one-time non-cash charge due to a reduction in deferred tax assets as a result of the TCJA enacted on December 22, 2017. Abaxis uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding Abaxis’ performance and liquidity by excluding a one-time non-cash charge resulting from changes to tax laws, that may not be indicative of recurring core business operating results or operating performance. A reconciliation from GAAP net income and GAAP diluted net income per share to non-GAAP net income and non-GAAP diluted net income per share, respectively, has been provided in the financial statement tables included below in this press release.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ outlook for the fourth quarter of fiscal 2018, Abaxis’ expected effective income tax rates in fiscal 2018 and fiscal 2019, the launch of Abaxis’ urine sediment analyzer, estimated timing of introduction of the FLEX4 Rapid Test to the market, Abaxis’ anticipated additional investments, further innovation and expansion of sales force and their impact on Abaxis’ future and Abaxis’ payment of quarterly dividends. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Forward-looking statements contained in this press release may be affected by risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements, including, but not limited to, risks and uncertainties related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, Abaxis’ ability to compete effectively, market acceptance of Abaxis’ products, fluctuations in quarterly operating results and difficulty in predicting future results, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, expansion of Abaxis’ sales and marketing and distribution efforts, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, dependence on sole or limited source suppliers, the effect of exchange rate fluctuations on international operations, dependence on key personnel, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, and subsequently filed quarterly reports on Form 10-Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Revenues	$59,670	$52,772	$176,782	$169,020
Cost of revenues	27,494	23,368	80,501	75,357
Gross profit	32,176	29,404	96,281	93,663
Operating expenses:
Research and development	5,165	4,776	17,672	14,915
Sales and marketing	13,657	10,629	38,642	33,707
General and administrative	4,777	3,159	13,494	11,714
Total operating expenses	23,599	18,564	69,808	60,336
Income from operations	8,577	10,840	26,473	33,327
Interest and other income (expense), net	878	(52)	2,962	6,197
Income from continuing operations before income tax provision	9,455	10,788	29,435	39,524
Income tax provision	5,229	3,929	12,278	14,288
Income from continuing operations	4,226	6,859	17,157	25,236
Discontinued operations
Loss from discontinued operations, net of tax	-	(15)	-	(70)
Net income	$4,226	$6,844	$17,157	$25,166

Net income per share:
Basic
Continuing operations	$0.19	$0.30	$0.76	$1.12
Discontinued operations	-	-	-	-
Basic net income per share	$0.19	$0.30	$0.76	$1.12

Diluted
Continuing operations	$0.18	$0.30	$0.75	$1.11
Discontinued operations	-	-	-	-
Diluted net income per share	$0.18	$0.30	$0.75	$1.11

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,695	22,535	22,663	22,508
Weighted average common shares outstanding - diluted	23,044	22,789	23,021	22,753

Cash dividends declared per share	$0.16	$0.14	$0.44	$0.38

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31, 2017	March 31, 2017
Current assets:
Cash and cash equivalents	$71,902	$91,332
Short-term investments	89,717	51,561
Receivables, net	40,391	40,568
Inventories	42,498	39,010
Prepaid expenses and other current assets	6,250	4,997
Net deferred tax assets, current	-	5,644
Current assets of discontinued operations	45	66
Total current assets	250,803	233,178
Long-term investments	23,333	22,171
Investment in unconsolidated affiliates	2,732	2,850
Property and equipment, net	34,902	34,260
Intangible assets, net	1,056	1,171
Net deferred tax assets, non-current	7,489	4,392
Other assets	9,224	7,624
Total assets	$329,539	$305,646

Current liabilities:
Accounts payable	$13,170	$7,517
Accrued payroll and related expenses	10,285	9,606
Accrued taxes	47	2,151
Current liabilities of discontinued operations	50	85
Other accrued liabilities	15,648	11,006
Deferred revenue	1,054	1,415
Warranty reserve	2,129	1,663
Total current liabilities	42,383	33,443
Non-current liabilities:
Deferred revenue	1,278	1,460
Warranty reserve	2,864	2,695
Net deferred tax liabilities	211	234
Notes payable, less current portion	202	278
Other non-current liabilities	1,544	1,312
Total non-current liabilities	6,099	5,979
Total liabilities	48,482	39,422
Shareholders' equity:
Common stock	143,640	135,932
Retained earnings	137,481	130,304
Accumulated other comprehensive loss	(64)	(12)
Total shareholders' equity	281,057	266,224
Total liabilities and shareholders' equity	$329,539	$305,646

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

The following table presents our revenues by source for the three and nine months ended December 31, 2017 and 2016.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Revenues by Geographic Region
North America	$46,442	$41,538	$140,331	$135,328
International	13,228	11,234	36,451	33,692
Total revenues	$59,670	$52,772	$176,782	$169,020

Revenues by Customer Group
Medical Market	$10,193	$8,652	$28,337	$27,130
Veterinary Market	48,424	43,198	145,328	139,219
Other	1,053	922	3,117	2,671
Total revenues	$59,670	$52,772	$176,782	$169,020

The following table presents our calculation of non-GAAP net income and non-GAAP diluted net income per share to exclude a one-time non-cash charge of $2.9 million in the three and nine months ended December 31, 2017 due to a reduction in deferred tax assets as a result of the TCJA enacted on December 22, 2017.

Reconciliation from GAAP Net Income to Non-GAAP Net Income and GAAP Diluted Net Income Per Share to Non-GAAP Diluted Net Income Per Share
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31, 2017			Nine Months Ended December 31, 2017
	GAAP Results	Adjustments (1)	Non-GAAP Results	GAAP Results	Adjustments (1)	Non-GAAP Results
Income from continuing operations before income tax provision	$9,455	$-	$9,455	$29,435	$-	$29,435
Income tax provision	5,229	(2,939)	2,290	12,278	(2,939)	9,339
Income from continuing operations	4,226	2,939	7,165	17,157	2,939	20,096
Discontinued operations
Loss from discontinued operations, net of tax	-	-	-	-	-	-
Net income	$4,226	$2,939	$7,165	$17,157	$2,939	$20,096

Net income per share:
Basic
Continuing operations	$0.19		$0.32	$0.76		$0.89
Discontinued operations	-		-	-		-
Basic net income per share	$0.19		$0.32	$0.76		$0.89
Diluted
Continuing operations	$0.18		$0.31	$0.75		$0.87
Discontinued operations	-		-	-		-
Diluted net income per share	$0.18		$0.31	$0.75		$0.87

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,695		22,695	22,663		22,663
Weighted average common shares outstanding - diluted	23,044		23,044	23,021		23,021

(1) To exclude the effect of a one-time non-cash charge of $2.9 million in the three and nine months ended December 31, 2017 due to a reduction in deferred tax assets as a result of the TCJA enacted on December 22, 2017.